EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

ANNOUNCES NEW DIRECTOR

OKLAHOMA CITY – August 1, 2017 – PANHANDLE OIL AND GAS INC. (NYSE: PHX) today announced that Chad L. Stephens III was appointed to the Company’s board of directors. Mr. Stephens is currently the Senior Vice President of Corporate Development at Range Resources Corporation in Ft. Worth, TX. His appointment increases the board’s size to eight members.

“Chad has an extensive background and expertise in many facets of the oil and gas business and we are delighted he is joining Panhandle’s board of directors,” said Robert Lorenz, Panhandle’s Lead Independent Director.

Mr. Stephens joined Range Resources in 1990 and is currently the company’s longest tenured employee. While at Range, he has been responsible for the origination, valuation and acquisition or divestiture of over $4 billion of oil and gas producing properties. He currently serves on Range’s internal hedging committee and is responsible for the oversight of all gas, oil and NGL marketing and sales. He received a Bachelor of Arts degree in Finance and Land Management from the University of Texas at Austin.

Mr. Stephens was appointed to replace Darryl Smette who is retiring. Mr. Smette will continue to serve on the board until December 31, 2017, in order to ensure a smooth transition.

Panhandle Oil and Gas Inc. (NYSE: PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the Internet at www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038